Exhibit 99.2

Summary of William C. “Bill” Miller Employment Agreement

Mr. Miller is employed as Chief Operating Officer of M&I Electric pursuant to an agreement which provides for an annual salary of $200,000 and an annual performance-based cash bonus target of $100,000 based on achievement of individual and Company performance objectives to be agreed upon.

Subject to approval of the Compensation Committee, Mr. Miller will also receive an annual equity bonus of 15,000 restricted stock units (RSUs) which are subject to achievement of individual and Company performance objectives. All vested RSUs convert into common stock on a one-to-one basis in four equal annual installments from the original grant date, subject to a continuing employment requirement. Both cash and equity bonus targets may result in payments above or below the targeted level and individual performance objectives may require a subjective evaluation and judgment with respect to achievement of these objectives.

Mr. Miller is entitled to receive the Company’s standard employee benefits as well as reimbursement of relocation expenses of up to $45,000.

Although Mr. Miller’s employment is “at will” with no established term, he will be entitled to up to six months of severance benefits under certain circumstances.

This summary of Mr. Miller’s employment agreement is qualified in its entirety by reference to the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.